EXHIBIT 99.1

[inTEST News Release Letterhead]

inTEST CORPORATION REPORTS PRELIMINARY UNAUDITED FOURTH QUARTER 2009 RESULTS AND SCHEDULES CONFERENCE CALL

CHERRY HILL, NJ, February 17, 2010 - inTEST Corporation (Nasdaq: INTT), an independent designer, manufacturer and marketer of semiconductor automatic test equipment (ATE) interface solutions and temperature management products, today announced preliminary unaudited results for the quarter ended December 31, 2009. The Company is releasing these preliminary results today due in part to inquiries from several shareholders requesting information prior to the Company's planned release of final audited results in late March. The news release announcing final audited results for the quarter and year ended December 31, 2009 is expected to be disseminated on Wednesday, March 24, 2010, after the market close, followed by the Company's quarterly conference call with investors and analysts at 5:00 pm ET to discuss the Company's results and management's current expectations and views of the industry. The call may also include discussions of strategic, operating, product initiatives or developments, or other matters relating to the Company's current or future performance.

Net revenues for the quarter ended December 31, 2009 were $8.4 million, compared to $6.0 million for the third quarter of 2009. Our net income for the quarter ended December 31, 2009 was $145,000 or $0.02 per diluted share, compared to a net loss of $(278,000) or $(0.03) per diluted share for the third quarter of 2009. The net income for the fourth quarter included restructuring charges of $307, 000 or $0.03 per diluted share. The net loss for the third quarter included restructuring charges of $(27,000) or $(0.00) per diluted share. The restructuring charges recorded during the fourth quarter of 2009 were incurred by our Thermal Products segment and represent severance costs and facility closure costs related to the relocation of our Sigma Systems subsidiary. The restructuring charges recorded during the third quarter of 2009 were incurred by our Mechanical Products segment and consist of facility closure costs for our Japanese subsidiary.

Bookings for the quarter ended December 31, 2009 were $9.4 million, an increase of 19% over the $7.9 million in bookings for the third quarter of 2009.

The preliminary results released today are unaudited and subject to change and do not reflect any asset impairment charges or other adjustments that may be proposed by the Company's auditors.

The dial-in number for the live audio call beginning at 5 p.m. ET on March 24, 2010 is +1-201-689-8560 (international) or 1-877-407-0784 (domestic). A live web cast of the conference call will be available on inTEST's website at www.intest.com. A replay of the call will be available 2 hours following the call through midnight on Wednesday, March 31, 2010 at www.intest.com and by telephone at +1-201-612-7415 (international) or 1-877-660-6853 (domestic). The account number to access the replay is 3055 and the conference ID number is 342963.

About inTEST Corporation

inTEST Corporation is an independent designer, manufacturer and marketer of ATE interface solutions and temperature management products, which are used by semiconductor manufacturers to perform final testing of integrated circuits (ICs) and wafers. The Company's high-performance products are designed to enable semiconductor manufacturers to improve the speed, reliability, efficiency and profitability of IC test processes. Specific products include positioner and docking hardware products, temperature management systems and customized interface solutions. The Company has established strong relationships with semiconductor manufacturers globally, which it supports through a network of local offices. For more information visit www.intest.com.

CONTACT:

Hugh T. Regan, Jr., Treasurer and Chief Financial Officer, inTEST Corporation, 856-424-6886, ext 201.